Exhibit (a)(5)(B)

HAEMONETICS® THE Blood Management Company	News Release

FOR RELEASE:	CONTACT:
Date: March 18, 2010 Time: 7:00 am Eastern	Bryanne Salmon Tel. (781) 356-9613 bsalmon@haemonetics.com
Haemonetics Corporation Announces Extension of Tender Offer for Global Med Technologies, Inc.
Braintree, MA, March 18, 2010 — Haemonetics Corporation (NYSE:HAE) today announced that it is extending its previously announced cash tender offer, through its wholly-owned subsidiary Atlas Acquisition Corp., for all outstanding shares of common and preferred stock of Global Med Technologies, Inc., until 12:00 midnight, Boston, Massachusetts time, on Wednesday, March 24, 2010. The tender offer, which was previously set to expire at midnight, Boston, Massachusetts time on March 18, 2010, was extended, with the consent of Global Med, in connection with the parties reaching an agreement in principle (formalized in a written memorandum of understanding) to settle the legal proceedings pending in connection with the tender offer. In connection with the proposed settlement, Global Med has agreed to provide supplemental disclosures in its solicitation/recommendation statement on Schedule 14D-9, and the parties have agreed to amend the related merger agreement to reduce the termination fee from $2,600,000 to $2,400,000. All other terms and conditions of the tender offer remain unchanged.
As of the close of business on March 17, 2010, 3,960 shares of preferred stock and 21,049,667 shares of common stock had been tendered in and not withdrawn from the offer. These tendered shares constituted 100% of the outstanding shares of preferred stock and approximately 55% of the outstanding shares of common stock (or approximately 40% of the common stock taking into account currently outstanding stock options and warrants).
The complete terms and conditions of the tender offer are set forth in the offer to purchase, letter of transmittal for the shares of common stock, letter of transmittal for the shares of preferred stock and other related materials previously filed with the Securities and Exchange Commission on February 19, 2010 as exhibits to a tender offer statement on Schedule TO, as amended, by Haemonetics and Atlas Acquisition Corp. Consummation of the tender offer remains subject to the closing conditions set forth in the offer to purchase.
Additional Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer by Atlas Acquisition Corp. for the shares of Global Med’s capital stock has commenced. The solicitation and the offer to buy shares of Global Med’s capital stock is made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials, as amended, that Atlas Acquisition Corp. has filed with the SEC. Global Med has filed a solicitation/recommendation statement on Schedule 14D-9 and amendments thereto. Global Med stockholders should read all of these materials carefully prior to making any decisions with respect to the offer because they contain important information.
Global Med stockholders are able to obtain the tender offer statement on Schedule TO, the offer to purchase, related materials with respect to the offer and amendments thereto, free of charge at the SEC’s website at www.sec.gov, from D.F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 549-6746 for shareholders and all others, or by sending a written request to Atlas Acquisition Corp. Requests for documents from Atlas Acquisition Corp. should be submitted in writing to Haemonetics, Attn: Investor Relations, 400 Wood Road, Braintree, MA 02184. In addition, Haemonetics and Global Med each file annual, quarterly, and other reports with the SEC. Copies of these reports or other SEC filings are available for free at the SEC public reference room at 100 F Street, NE, Washington, DC 20549 and www.sec.gov.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Haemonetics and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA

HAEMONETICS® THE Blood Management Company	News Release
looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the ability to close the tender offer and to complete the merger and other transactions contemplated by the above-described merger agreement, and the related timing of such events; the settlement of the legal proceedings pending in connection with the tender offer; the expected benefits and costs of the transaction; management plans relating to the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction may not materialize; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Global Med’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in Haemonetics’ Securities and Exchange Commission reports, including but not limited to the risks described in Haemonetics’ Annual Report on Form 10-K for its fiscal year ended March 28, 2009. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Haemonetics assumes no obligation and does not intend to update these forward-looking statements except as required by law.
Haemonetics Corporation • 400 Wood Road • Braintree, MA 02184 USA